Exhibit 3.3

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SECURE AMERICA ACQUISITION CORPORATION

Secure America Acquisition Corporation (the “ Corporation ”), organized and existing under and by virtue of the Delaware General Corporation Law, Title 8, Delaware Code (the “ DGCL ”), does hereby certify that:

1. The current name of the corporation (hereinafter called the “ Corporation ”) is “Secure America Acquisition Corporation.”

2. The Corporation was originally incorporated under the name “Fortress America Acquisition Corporation II” by the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on May 14, 2007 (the “ Certificate ”).

3. The Certificate was amended by the filing of the Certificate of Amendment to the Certificate with the Secretary of State of the State of Delaware on August 6, 2007 to change the name of the Corporation from “Fortress America Acquisition Corporation II” to the current name of “Secure America Acquisition Corporation” (as amended, the “ Amended Certificate ”).

4. The Amended Certificate was amended and restated by the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 22, 2007 (the “ Restated Certificate ”).

5. The Restated Certificate was amended by the filing of Certificates of Amendment to the Restated Certificate with the Secretary of State of the State of Delaware on October 29, 2009 (as amended, the “ Certificate of Incorporation ”).

6. This Second Amended and Restated Certificate of Incorporation (the “ Amended and Restated Certificate ”), which both restates and further amends the Certificate of Incorporation, was duly adopted, pursuant to §§ 242 and 245 of the DGCL and amends and restates in its entirety the Certificate of Incorporation.

7. Immediately upon filing of this Amended and Restated Certificate, the text of the entire Certificate of Incorporation shall be amended and restated to read in full as set forth below:

FIRST : The name of the corporation is Ultimate Escapes, Inc. (hereinafter sometimes referred to as the “ Corporation ”).

SECOND : The address of the registered office of the Corporation is located at 615 S. DuPont Highway, Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD : The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH : The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 320,000,000, of which 300,000,000 shares shall be common stock, having a par value of $0.0001 per share (the “ Common Stock ”), and 20,000,000 shares shall be preferred stock, having a par value of $0.0001 per share (the “ Preferred Stock ”).

A. Preferred Stock . The Preferred Stock may be issued from time to time in one or more series. The board of directors (the “ Board ”) is hereby expressly authorized by resolution or resolutions thereof, to provide out of the unissued shares of Preferred Stock memorialized by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereafter referred to as a “ Preferred Stock Designation ”), for one or more series of Preferred Stock, and to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and relative participating, optional or other rights of the shares of each such series and any qualifications, limitations or restrictions thereof. In the event that at any time the Board shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock unless and until designated by the Board as being part of a series previously established or a new series then being established by the Board. Notwithstanding the fixing of the number of shares constituting a particular series, the Board may at any time thereafter authorize an increase or decrease in the number of shares of any such series except as set forth in the Preferred Stock Designation for such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of authorized undesignated Preferred Stock unless and until designated by the Board as being a part of a series previously established or a new series then being established by the Board. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote thereon without a vote of the holders of the Preferred Stock or of any series thereof, voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

B. Common Stock . Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power, and shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

FIFTH : The Corporation shall have perpetual existence.

SIXTH : The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The Board shall have the power, without the consent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

C. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and any bylaws from time to time made by the stockholders; provided, however , that no bylaw so made shall invalidate any prior act of the Board which would have been valid if such bylaw had not been made.

D. The Board (other than those director(s) elected by the holders of any outstanding series of Preferred Stock as provided for or fixed pursuant to the Certificate of Incorporation or any Preferred Stock Designation) shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require (and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock as provided for or fixed pursuant to the Certificate of Incorporation or any Preferred Stock Designation), in the interim between annual or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, shall be filled solely and exclusively by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: To the fullest extent permitted by law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of any director of the Corporation in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

EIGHTH: To the fullest extent permitted by applicable law, the Corporation isauthorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification and/or advancement of expenses) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection of any director, officer or other agent of the Corporation in respect of any act or omission occurring prior to at the time of such amendment, repeal or modification.

NINTH : The Corporation reserves the right, at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate in its current form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Amended and Restated Certificate this 29th day of October, 2009.

SECURE AMERICA ACQUISITION
CORPORATION

By:	/s/ C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	Co-Chief Executive Officer